Exhibit 10.16

OFFER LETTER AMENDMENT

Whereas, ValueClick, Inc. (“ValueClick” or the “Company”) and Scott Patrick Barlow previously executed an offer letter of employment dated September 19, 2001 (the “Offer Letter”).  The purpose of this document is to amend and modify the terms and conditions of the Offer Letter as reflected herein.  All of other terms of the Offer Letter not referenced or modified by this Amendment remain in full force and effect.

Termination; Change of Control Benefits.

Voluntary Termination; Cause.  At any time, if your employment is terminated by the Company with Cause, or if you resign your employment voluntarily, no compensation or other payments will be paid or provided to you for periods following the date when such a termination of employment is effective, provided that any rights you may have under the benefit plans of the Company shall be determined under the provisions of those plans.  If your employment terminates as a result of your death or disability, no compensation or payments will be made to you other than those to which you may otherwise be entitled under the benefit plans of the Company.

Change of Control Compensation.  In the event there should occur a Change of Control (as defined below), and (i) your employment by the Company terminates for any reason other than for Cause or on account of your permanent disability or death or (ii) there occurs a Constructive Termination, the Company will pay to you as severance, in one lump sum amount (unless you indicate in writing to the Company prior to the Company’s payment of your election to be paid in installments over a specified period) an amount equal to six (6) months of your annual base salary in effect immediately prior to the time of such termination.  Such amount will be paid by the Company as soon as administratively possible following such termination, but in all events not later than fifteen (15) days following the effective date of such termination.  Such amounts paid will be reduced by all applicable withholding taxes and other deductions required by law and any additional amounts authorized by you to be withheld.

Change in Control Definitions.  For purposes of this Agreement:

(a)           A “Change in Control” will be deemed to occur upon consummation of any one of the following:

(i)            a sale, lease or other disposition of all or any material portion of the assets of the Company;

(ii)           a merger, consolidation or other reorganization in which the Company is not the surviving corporation and the stockholders of the Company immediately prior to the merger, consolidation or other reorganization fail to possess direct or indirect ownership of more than fifty percent (50%) of the voting power of the securities of the surviving corporation (or if the surviving corporation is a controlled affiliate of another Person, then the required beneficial ownership will be determined with respect to the securities of that Person which controls the surviving corporation and is not itself a controlled affiliate of any other Person) immediately following such transaction;

(iii)          a merger, consolidation or other reorganization in which the Company is the surviving corporation and the stockholders of the Company immediately prior to such merger, consolidation or other reorganization fail to possess direct or indirect beneficial ownership of more than fifty percent (50%) of the securities of the Company (or if the Company is a controlled affiliate of another Person, then the required beneficial ownership will be determined with respect to the securities of that Person which controls the Company and is not itself a controlled affiliate of any other Person) immediately following such transaction;

For purposes of Sections (ii) and (iii) above, any Person who acquired securities of the Company prior to the occurrence of the specified transaction in contemplation of such transaction and who immediately after such transaction possesses direct or indirect beneficial ownership of at least ten percent (10%) of the securities of the Company or the surviving corporation, as appropriate (or if the Company or the surviving corporation is a controlled affiliate, then of the appropriate Person as determined above), will not be included in the group of stockholders of the Company immediately prior to such transaction.

(b)           A “Constructive Termination” means any of the following occurring after a Change in Control:

(i)            a reduction, without your written consent, in your then current annual base salary or bonus plan;

(ii)           a reduction in your job title or responsibilities;

(iii)          a relocation of your principal place of employment ninety (90) or more miles from Westlake Village, CA.

 (c)          “Cause” means (i) a final conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Company; (ii) refusal to comply with reasonable directives of the Company’s Board of Directors; (iii) negligence or reckless or willful misconduct in the performance of Executive’s duties; (iv) failure to perform, or continuing neglect in the performance of Executive’s duties; (v) misconduct which has materially adverse effect upon the Company’s business or reputation; (vi) violation of the Company policies, including, without limitation, the Company’s policies on equal employment opportunity and prohibition of unlawful harassment..

(d)           “Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other legal entity including any governmental entity.

Other Change of Control Benefits.  Pursuant to Board approval, and under the terms and conditions of the Company’s Stock Option Plan and Stock Option Agreement, including the stock vesting provisions contained therein, you will be granted an option to purchase shares of common stock of the Company as set forth in a Stock Option Agreement, which will be sent to you separately.  In addition to the options set out in your Stock Option Agreement, you may be granted an option to purchase additional shares of common stock from time to time in the Company’s discretion (the options in your Stock Option Agreement and any and all options you may be granted in the future are collectively referred to herein as the “Options”).  In addition to any amounts payable above, upon the occurrence of a Change of Control and (i) your employment by the Company terminates for any reason other than for Cause or on account of your permanent disability or death or (ii) there occurs a Constructive Termination, the vesting of one hundred percent (100%) of the Options shall be immediately exercisable.

Please acknowledge and confirm your acceptance of this Amendment by signing and returning the enclosed copy.  If you have any questions about this Amendment, please call me directly.

VALUECLICK, INC.

Dated: February 16, 2007	By:	/s/ Jim Zarley
Jim Zarley
Chief Executive Officer

ACCEPTANCE:

I accept the terms of my employment with ValueClick, Inc. as set forth herein.  I understand that this Amendment does not constitute a contract of employment for any specified period of time, and that my employment relationship may be terminated by either party, with or without cause and with or without notice.

Mr. Scott Patrick Barlow

/s/ Scott P. Barlow